SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 09/30/2015
FILE NUMBER 811-08932
SERIES NO.: 3


74U.     1.   Number of shares outstanding (000's Omitted)
              Investor Shares                 88,016
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Institutional Shares            95,523
              Advisor Shares                   9,709


74V.     1.   Net asset value per share (to nearest cent)
              Investor Shares                  $ 44.42
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Institutional Shares             $ 46.92
              Advisor Shares                   $ 44.46